EXHIBIT 99.2

07-xx

«Name»

Name of Participant

BJ’S WHOLESALE CLUB, INC.

2007 STOCK INCENTIVE PLAN

Notification of Restricted Stock Award

This is to advise you that on the date of grant indicated below, BJ’s Wholesale Club, Inc. (the “Company”) granted you the number of restricted shares of Common Stock of the Company indicated below pursuant to the Company’s 2007 Stock Incentive Plan (the “2007 Plan”) and subject to the terms and conditions contained in the attached Restricted Stock Agreement. Please confirm your acceptance of this award and of the terms and conditions of the attached Agreement by signing and dating both copies.

Date of Grant:

Number of restricted shares of Common Stock awarded:

Sincerely,

BJ’s WHOLESALE CLUB, INC.

President and CEO

07-xx

«Name»

Name of Participant

BJ’S WHOLESALE CLUB, INC.

2007 STOCK INCENTIVE PLAN

Restricted Stock Agreement

BJ’s Wholesale Club, Inc.

Natick, MA 01760

Attention: Treasurer

Dear Sir:

I acknowledge receipt of (i) a Notification of Restricted Stock Award (the “Award”) to me of «Shares» shares of Restricted Stock of BJ’s Wholesale Club, Inc. (the “Company”) dated [Date of Grant]; (ii) a copy of the 2007 Stock Incentive Plan (the “2007 Plan”); and (iii) a copy of a Prospectus describing the 2007 Plan.

In consideration of the Award, I hereby agree with the Company as follows:

1. The restrictions on the shares granted to me under the Award will lapse [describe vesting provisions, including any applicable performance criteria or acceleration provisions].

2. In the event I cease to [be employed by/serve as a director of] the Company for any reason or no reason, I or my legal representative shall immediately forfeit and deliver to the Company all shares that remain restricted. If I fail or refuse to deliver such restricted shares to the Company, I agree that such restricted shares shall nevertheless be deemed to have been forfeited pursuant to the 2007 Plan and all my rights as a shareholder with respect to such restricted shares shall terminate. I understand that I will not receive any payment from the Company for the forfeited shares.

3. During the period of time that any of the shares granted to me under the Award are restricted, and thereafter, if an event requiring me to forfeit any shares to the Company shall have occurred, the shares of Common Stock acquired by me pursuant to the Award which remain subject to restrictions shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, by operation of law or otherwise.

4. Any stock certificate evidencing shares of Common Stock of the Company issued pursuant to the Award and this Agreement shall bear a restrictive legend as follows:

“These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

5. Any certificate evidencing restricted shares shall remain in the possession of the Company until such shares are free of all restrictions. Once shares have become free of restrictions, a new certificate representing such shares will be issued by the Company’s Transfer Agent without the legend provided for in Section 4 hereof, and I will be free to sell such shares, subject to applicable requirements of federal and state securities laws.

6. I am responsible for obtaining the advice of my own tax advisors with respect to the Award and I (and not the Company) am responsible for my tax liability that may arise in connection with the acquisition, vesting and/or disposition of the restricted shares. [If applicable: The Company has the right to deduct from payments of any kind otherwise due to me any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the restricted shares. I understand that the Executive Compensation Committee of the Board, in accordance with Section 10(f) of the 2007 Plan, has authorized me to satisfy my tax withholding obligations with respect to the Award through the retention by the Company of shares of Common Stock from such Award valued at fair market value as determined by the Company; provided, however, that the total tax withholding shall not exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Unless I have provided written notice to the contrary to the Company prior to the date restrictions lapse, I hereby elect to satisfy my tax withholding obligation by having the Company retain shares from my Award. To effect the retention of shares by the Company, I hereby authorize the Company to take any actions necessary or appropriate to cancel any certificate(s) representing such shares and transfer ownership of such shares to the Company; and if the Company or its transfer agent requires an executed stock power or similar confirmatory instrument in connection with such cancellation and transfer, I shall promptly execute and deliver the same to the Company.]

7. The Award and this Agreement are subject to the provisions of the Plan.

Very truly yours,

Participant’s Acceptance

Date